Exhibit 99.1

IKON COMPLETES SALE OF FRENCH SUBSIDIARY

FOR RELEASE: MONDAY, JULY 11, 2005

MALVERN, Pa. — IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today announced that it has completed the sale of its French subsidiary, IKON Office Solutions, S.A.S., to NRG France S.A.S., a subsidiary of NRG Group PLC.

“We are taking aggressive actions to reduce costs and improve our operational efficiency,” said Matthew J. Espe, chairman and CEO, IKON. “In March, we exited the business document services business and sold a majority of our operations in Mexico. As today’s announcement demonstrates, we have moved quickly to exit non-strategic operations, allowing us to direct efforts and resources into the growth areas of our business.”

The Company will continue to serve pan-European customers through an ongoing presence in Paris, as well as its 50 other locations across Europe.

“We remain committed to serving our customers in France and across Europe,” added Espe. “Divesting the French subsidiary will allow us to focus more sharply on serving pan-European customers and on our expansion strategy of opening offices in key cities across the region. Europe presents a significant growth potential for IKON and we are well-positioned to take advantage of that opportunity.”

About IKON

IKON Office Solutions Inc. (www.ikon.com), the world’s largest independent channel for copier, printer and MFP technologies, delivers integrated document management solutions and systems, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, EFI and HP, and document management software from companies like Captaris, EMC (Documentum), Kofax and others, to deliver tailored, high-value solutions implemented and supported by its global services organization—IKON Enterprise Services. With Fiscal 2004 revenues of $4.61 billion, IKON has approximately 27,000 employees in 500 locations throughout North America and Western Europe.

FIKN

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